Exhibit 99.1

news release
for immediate release

Contact:	Damon Elder
Phone:	714.975.2659
Email:	damon.elder@grubb-ellis.com
Grubb & Ellis Equity Advisors Signs Danny Prosky
to Long-Term Employment Contract
SANTA ANA, Calif. (Nov. 8, 2010) — Grubb & Ellis Equity Advisors, LLC, the primary real estate investment and asset management subsidiary of Grubb & Ellis Company (NYSE: GBE), announced today that the company has signed a long-term employment contract with Danny Prosky, executive vice president of healthcare real estate. Prosky also serves as president and chief operating officer of Grubb & Ellis Healthcare REIT II, Inc., a publicly registered, non-traded real estate investment trust advised and managed by Grubb & Ellis Equity Advisors.
“Danny is widely recognized as one of the nation’s leading experts in the healthcare-related real estate sector,” said Jeff Hanson, president and chief executive officer of Grubb & Ellis Equity Advisors. “He is a proven leader and we are extraordinarily pleased to reaffirm the company’s commitment to him and to have his continued guidance at the head of our expanding healthcare real estate practice.”
Prosky has spent the entirety of his eighteen-year career in the healthcare real estate sector and has directly overseen the acquisition of nearly $3 billion in assets. Prosky joined Grubb & Ellis in 2006, following key roles with notable publicly traded healthcare REITs, including Healthcare Property Investors and American Health Properties, Inc.
“Grubb & Ellis has established itself as one of the leading players in the healthcare real estate industry and I look forward to further expanding our healthcare platform,” said Prosky. “My primary focus will remain building Grubb & Ellis Healthcare REIT II and in pursuing additional investment opportunities in the growing healthcare-related real estate sector.”
According to Prosky, Grubb & Ellis Healthcare REIT II, (which began acquiring assets earlier this year), is free of legacy asset issues that plague so many investment portfolios that were built at the height of the last market cycle. Instead, he says that the REIT benefits from being able to construct its portfolio in the midst of “one of the best acquisition markets in recent history.” Prosky added that the REIT’s financial performance, as measured by widely accepted industry standards, is the best among non-traded healthcare REITs.
-more-

Grubb & Ellis Equity Advisors, LLC
1551 N. Tustin Ave., Suite 300 Santa Ana, California 92705	714.667.8252

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11/08/10
Grubb & Ellis Equity Advisors Signs Danny Prosky to Multiyear Employment Contract
Prosky received a bachelor’s degree from the University of Colorado and a master’s degree from Boston University. From 2007 until May 2010, he served as co-chair of the Medical Office Building and Healthcare Facilities Conference Planning Committee of the Building Owners and Managers Association International. He had previously served as vice chair of the committee from 2005 until 2007.
About Grubb & Ellis Equity Advisors
Grubb & Ellis Equity Advisors, LLC is the primary investment and asset management subsidiary of Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Equity Advisors and its investment affiliates manage a nationwide portfolio of office, industrial, retail, multifamily and healthcare-related assets valued in excess of $5.6 billion. One of the nation’s most active buyers and sellers of commercial real estate, Grubb & Ellis Equity Advisors and its investment affiliates have completed acquisition and disposition volume totaling more than $12 billion on behalf of investors since 1998, including more than $9 billion since Jan. 1 2005.
Grubb & Ellis Equity Advisors offers a full range of commercial real estate investment vehicles, including public non-traded real estate investment trusts (REITs), institutional investments and separate accounts, including the Grubb & Ellis Private Client Management program. Our affiliate, Grubb & Ellis Realty Investors, LLC, is one of the nation’s leading sponsors and managers of tenant-in-common investment programs for 1031 exchanges. For more information, visit http://equityadvisors.grubb-ellis.com.
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Forward-Looking Statements
Grubb & Ellis Equity Advisors is a wholly owned subsidiary of Grubb & Ellis Company. Certain statements included in this press release may constitute forward-looking statements with respect to Grubb & Ellis Healthcare REIT II, Inc., an investment program sponsored by Grubb & Ellis Company. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of Grubb & Ellis Healthcare REIT II, Inc. and uncertainties relating to the financial strength of its real estate investments; uncertainties related to its ability to continue to maintain the current investor dividend coverage; uncertainties related to the local economies where its real estate investments are located; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Grubb & Ellis Healthcare REIT II, Inc.’s prospectus, as amended from time to time, and as detailed from time to time in the periodic reports, as filed with the U.S. Securities and Exchange Commission by Grubb & Ellis Healthcare REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Grubb & Ellis Equity Advisors, LLC
1551 N. Tustin Ave., Suite 300 Santa Ana, California 92705	714.667.8252